                                                                    EXHIBIT 99.1

ALTEON ANNOUNCES YEAR-END AND FOURTH QUARTER RESULTS

     PARSIPPANY, N.J., Mar 12, 2004 /PRNewswire-FirstCall via COMTEX/ -- Alteon Inc. (Amex: ALT) announced today a net loss of $14,452,418 for the year ended December 31, 2003. This compared to a net loss of $16,881,911 for the same period in 2002. The net loss applicable to common stockholders, which included a non-cash charge for a preferred stock dividend, was $18,243,265 or $.050 per basic/diluted share for the year ended December 31, 2003, as compared to $20,366,953 or $0.64 per basic/diluted share for the same period in 2002. Research and development expenses decreased to $9,929,704 for the year ended December 31, 2003, from $14,992,418 for the same period in 2002, primarily due to the completion of the Phase 2b SAPPHIRE/SILVER clinical trial in July 2003. The non-cash variable stock compensation expense/(benefit) for the years ended December 31, 2003 and 2002, was $20,019 and $(1,409,151), respectively. This included research and development expense/(benefit) of approximately $20,019 and $(93,516), respectively, and general and administrative expense/(benefit) of approximately $0 and $(1,315,635), respectively. Excluding non-cash variable stock compensation, general and administrative expenses increased as a result of business development and marketing costs in the first half of 2003 associated with the unblinding of data from the SAPPHIRE/SILVER trial.

     For the three months ended December 31, 2003, Alteon had a net loss of $2,460,622, which compared to a net loss of $3,083,058 for the same period in 2002. The net loss applicable to common stockholders, which included a non-cash charge for a preferred stock dividend, was $3,446,300 or $0.09 per basic/diluted share, as compared to $3,989,223 or $0.12 per basic/diluted share for the same period in 2002.

     The net loss applicable to common stockholders decreased in the twelve and three months ended December 31, 2003, primarily as a result of decreased research and development expenses associated with the completion of the Phase 2b SAPPHIRE/SILVER clinical trial in July 2003. Investment income decreased in the year ended December 31, 2003, due to decreased investment balances and decreased interest rates. Cash and cash equivalents at December 31, 2003 totaled $16.7 million.

     Alteon recently announced important findings from a post hoc analysis of ambulatory blood pressure measurements (ABPM) in the Phase 2b SAPPHIRE/SILVER trial of Alteon's lead A.G.E. Crosslink Breaker, alagebrium (formerly ALT-711). Alagebrium treatment resulted in significant lowering of systolic blood pressures in patients with a baseline systolic ABPM of 140 mm Hg or greater, with little concurrent effect on diastolic blood pressure readings. The treatment effects were greatest in patients with higher starting systolic blood pressure readings. Furthermore, alagebrium's effect was persistent in the presence of increasing numbers of background medicines, which further supports the hypothesis that alagebrium works best in patients with more serious baseline hypertension via a mechanism of action unlike any existing blood pressure drug.

     This week, Alteon announced the initiation of a new Phase 2b clinical trial of alagebrium in patients with systolic hypertension. SPECTRA (Systolic Pressure Efficacy and Safety Trial of Alagebrium) is designed to evaluate alagebrium's ability to lower systolic blood pressure in patients with a systolic blood pressure reading of 140 mm Hg or greater, building upon positive data from previous Phase 2 trials.

     "The key events for 2003 focused on the release of clinical trial data that demonstrate the potential for alagebrium as a novel treatment for two key cardiovascular indications: systolic hypertension and heart failure," said Kenneth I. Moch, President and Chief Executive Officer. "The results of the Phase 2a DIAMOND trial in diastolic heart failure and the Phase 2b SAPPHIRE/SILVER trial in systolic hypertension have provided us with important insights into the types of patients that benefit from treatment with alagebrium, as well as key findings on dose response. Alagebrium continues to demonstrate safety and efficacy. We are enthusiastic about the continued clinical development of the compound in systolic hypertension in SPECTRA, as well as continued clinical development in heart failure, for which we now have an approved clinical protocol. We will be reporting further on these initiatives in the upcoming months."

     About Alteon

     Alteon is developing several new classes of drugs that reverse or slow down diseases of aging and complications of diabetes. These compounds have an impact on a fundamental pathological process caused by protein-glucose complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues, organs and vessels and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. Pathway. These include A.G.E. Crosslink Breakers, A.G.E. Formation Inhibitors and Glucose Lowering Agents. Alteon's lead compound alagebrium chloride (formerly ALT-711), the only A.G.E. Crosslink Breaker in advanced human testing, has demonstrated safety and efficacy in several Phase 2 trials and is actively being developed for systolic hypertension and heart failure. For more information on Alteon, visit the company's website at www.alteon.com.

     Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon's filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                   Alteon Inc.
                             Statement of Operations
                                   (Unaudited)

                                       Year Ended                Three Months Ended
                                      December 31,                  December 31,
                                 2003          2002              2003           2002
                            ------------    ------------    ------------    ------------
    Revenues:
    Investment income       $    179,006    $    409,853    $     39,484    $     63,833

    Expenses:
    Research and
     development
     (which includes
     non-cash variable
     stock compensation
     expense/(benefit)
     for the years ended
     December 31, 2003
     and 2002, of $20,019
     and $(93,516),
     respectively)             9,929,704      14,992,418       1,599,584       3,010,105

    General and
     administrative
     (which includes
     non-cash variable
     stock compensation
     expense/(benefit)
     for the years
     ended
    December 31, 2003
     and 2002, of $0
     and $(1,315,635),
     respectively)             5,046,357       2,945,846       1,245,159         783,286

        Total expenses        14,976,061      17,938,264       2,844,743       3,793,391

    Loss before
     income
     tax benefit            $(14,797,055)   $(17,528,411)   $ (2,805,259)   $ (3,729,558)

    Income tax
     benefit                     344,637         646,500         344,637         646,500

    Net loss                $(14,452,418)   $(16,881,911)   $ (2,460,622)   $ (3,083,058)

    Preferred stock
     dividends                 3,790,847       3,485,042         985,678         906,165

    Net loss
     applicable
     to common
     stockholders           $(18,243,265)   $(20,366,953)   $ (3,446,300)   $ (3,989,223)

    Basic/diluted
     net loss per
     share applicable
     to common
     stockholders           $      (0.50)   $      (0.64)   $      (0.09)   $      (0.12)

    Weighted average
     common shares used
     in computing
     basic/diluted
     net loss per
     share                    36,189,655      31,793,466      39,203,773      31,978,352

                         Selected Balance Sheet Data
                                 (Unaudited)


                                             December 31,      December 31,
                                                2003               2002

    Cash, cash equivalents and
     short-term investments                $ 16,678,582       $ 17,438,613

    Total assets                             17,254,985         18,099,360

    Accumulated deficit                    (187,618,859)      (169,375,594)

    Total stockholders' equity               15,384,432         14,303,237


SOURCE Alteon Inc.

Susan M. Pietropaolo, Director, Corporate Communications & Investor Relations of Alteon, Inc., +1-201-818-5537, spietropaolo@alteon.com


http://www.alteonpharma.com